FIVE POINT HOLDINGS, LLC ANNOUNCES SALES OF HOMESITES AT VALENCIA IN LOS ANGELES COUNTY
January 11, 2021
IRVINE, Calif.—(Business Wire)—Five Point Holdings, LLC (“Five Point” or the “Company”) (NYSE:FPH) announced today the sale of additional homesites at its Valencia community, previously known as Newhall Ranch, and the line-up of homebuilders for the first phase of the community.
In the fourth quarter of 2020, the Company sold 487 homesites for a gross purchase price of $115 million. Together with the sales completed since Q4 2019, the first phase will include 1,268 homesites in 18 neighborhoods, with homes ranging from 775 to 3,680 square feet in size that will serve a diverse pool of buyers. The builders in the first phase of Valencia are KB Home, Lennar, Richmond American, Toll Brothers and TriPointe Homes.
“We are very excited to welcome our builder partners to Valencia. The enthusiasm from the builders validates our vision and together we will build yet another nationally celebrated community,” said Emile Haddad, Chairman and CEO of Five Point.
The long anticipated community will be the largest provider of new homes in Los Angeles County, with plans for approximately 21,000 homes, 11.5 million square feet of commercial space, and 10,000 acres of open space. The first village includes 1.5 million square feet of this planned commercial space, which the Company intends to develop. The space in this phase is expected to target healthcare providers, life science companies and life-style focused uses.
Haddad added, “We are proud of our long-standing partnership with the County of Los Angeles. This partnership is now bringing forward a community that will be a model of balance between social equity and environmental justice. It will deliver a wide range of housing opportunities in one of the most constrained housing markets in the country and is being developed as the largest net zero greenhouse gas emission community of its kind in America.”
Kathryn Barger, the Supervisor of Los Angeles County’s 5th Supervisorial District – the county’s largest District and the one in which Valencia is located – said, “In the midst of a generational housing crisis, this critically needed housing is a welcomed addition to the region. The Five Point team’s thoughtful innovation in the development of these new communities will be a model for the future. I am grateful for this partnership of nearly two decades.”

The financial results of these transactions will be included in the Company’s next earnings report.
About Five Point
Five Point, headquartered in Irvine, California, designs and develops large mixed-use, master-planned communities in Orange County, Los Angeles County, and San Francisco County that combine residential, commercial, retail, educational, and recreational elements with public amenities, including civic areas for parks and open space. Five Point’s communities include the Great Park Neighborhoods® in Irvine, Valencia® (formerly known as Newhall Ranch®) in Los Angeles County, and Candlestick® and

The San Francisco Shipyard® in the City of San Francisco. These communities are designed to include approximately 40,000 residential homes and approximately 23 million square feet of commercial space.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. This press release may contain forward-looking statements regarding: our expectations of our future revenues, costs, and financial performance; future demographics and market conditions in the areas where our communities are located; the outcome of pending litigation and its effect on our operations; the timing of our development activities; and the timing of future real estate purchases or sales, including anticipated deliveries of homesites and anticipated amenities in our communities. We caution you that any forward-looking statements included in this press release are based on our current views and information currently available to us. Forward-looking statements are subject to risks, trends, uncertainties, and factors that are beyond our control. Some of these risks and uncertainties are described in more detail in our filings with the SEC, including our Annual Report on Form 10-K, under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We caution you therefore against relying on any of these forward-looking statements. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events, or other changes, except as required by applicable law.
Five Point Holdings, LLC
Investor Relations:
Bob Wetenhall, 949-349-1087
bob.wetenhall@fivepoint.com

or

Media:
Steve Churm, 949-349-1034
steve.churm@fivepoint.com
2